UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2011

CH ENERGY GROUP, INC.
(Exact name of registrant as specified in charter)

New York	0-30512	14-1804460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

284 South Avenue
Poughkeepsie, New York 12601-4839
(Address of principal executive offices) (Zip Code)

(845) 452-2000
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 16, 2011, CH Energy Group, Inc. (the “Company”) entered into an agreement (the “ASR Agreement”) with J. P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (“JPM”), to implement an accelerated repurchase program providing for the repurchase by the Company of approximately $30,000,000 of its Common Stock, $0.10 par value per share (“Common Stock”).  The Company is purchasing this Common Stock under an authorization to repurchase up to 2,000,000 shares of Common Stock approved by the Board of Directors of the Company on July 31, 2007.

Pursuant to the ASR Agreement, on August 17, 2011, the Company paid $30,000,000 to JPM.  The Company initially received 554,017 shares of Common Stock from JPM, which represents 100% of the total number of shares the Company would receive under the ASR Agreement if the price per share of the Common Stock remained at the closing price on August 16, 2011 ($54.15 per share) throughout the remainder of the calculation period under the ASR Agreement.

The actual number of shares of Common Stock that the Company will repurchase under the ASR Agreement will be determined based on a discount to the daily volume-weighted average prices of the Company’s common stock over the calculation period (which is expected to end no later than May 16, 2012, but may be earlier terminated by JPM under certain circumstances), subject to collar provisions that establish a minimum and maximum number of shares to be repurchased and certain other adjustments.  If the actual number of shares repurchased exceeds the number of shares initially delivered by JPM to the Company, following the end of the calculation period JPM will be required to deliver to the Company a number of additional shares equal to the excess.  If the actual number of shares repurchased is less than the number of shares initially delivered, then following the end of the calculation period the Company will be required (at its election) to either deliver to JPM a number of shares of Common Stock approximately equal to the difference or pay to JPM cash in an amount equal to the value of such shares.

The Company used proceeds from the disposition of certain alternative energy investments to fund the initial payment under the ASR Agreement.

The ASR Agreement contains the principal terms and provisions governing the accelerated share repurchase program, including, the mechanism used to determine the number of shares of Common Stock that will be delivered, the circumstances under which adjustments may be made, the circumstances under which the calculation period may be terminated early and other customary provisions for such agreements.  The ASR Agreement also provides that, during the term of the agreement, the Company generally will not be permitted to repurchase Common Stock in the open market.

J.P. Morgan Chase Bank, National Association, is Syndication Agent and a lender under the Company’s revolving credit facility, is the Administrative Agent and a lender under a revolving credit agreement to which Central Hudson Gas & Electric Corporation, a subsidiary of the Company (“Central Hudson”), is a party, and is lender to Central Hudson under an uncommitted line of credit in the maximum principal amount of $15 million.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by reference to the ASR Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CH ENERGY GROUP, INC.

Date: August 18, 2011	By:	/s/ Kimberly J. Wright
Kimberly J. Wright
Vice President – Accounting and Controller